Exhibit (j) under Form N-1A
      Exhibit (23) under Item 601/Reg. S-K




          CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 22 to Registration Statement No. 33-51247 on Form N-1A of our reports dated January 23, 2006, relating to the financial statements of Federated Managed Allocation Portfolios (comprised of the following funds: Federated Conservative Allocation Fund, Federated Growth Allocation Fund and Federated Moderate Allocation Fund), for the year ended November 30, 2005, and to the reference made to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, both of which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
January 25, 2006